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                                                                    Exhibit 12.1

                                ARCADIA FINANCIAL LTD.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          Six Months                      YEAR ENDED DECEMBER 31,
                                                        Ended June 30, -------------------------------------------------------------
(Dollars in thousands)                                       1998         1997         1996        1995         1994         1993
                                                        -------------- ------------ ------------ ----------- ------------ ----------
COMPUTATION OF INCOME:
Income (loss) before income taxes and
  extraordinary item . . . . . . . . . . . . . . . . . . $(108,566)     $(67,820)    $ 96,004     $48,835      $ 6,030      $1,395
Capitalized interest . . . . . . . . . . . . . . . . . .       --            --           --          --           --          --
                                                           -------    ------------ ------------ ----------- ------------ -----------

Income before income taxes and capitalized interest. . .  (108,566)      (67,820)      96,004      48,835        6,030       1,395
Fixed charges. . . . . . . . . . . . . . . . . . . . . .    27,905        43,535       26,366      17,784        5,700       1,927
                                                           -------    ------------ ------------ ----------- ------------ -----------

Total income (loss) for computation. . . . . . . . . . .  $(80,661)     $(24,285)    $122,370     $66,619      $11,730      $3,322
                                                           -------    ------------ ------------ ----------- ------------ -----------
                                                           -------    ------------ ------------ ----------- ------------ -----------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative of
 interest  (a). . . . . . . . . . . . . . . . . . . . . .   2,212       $  2,319     $  1,173     $   614      $   284      $  129
INTEREST:
Interest on long-term debt . . . . . . . . . . . . . . .   23,238         33,281       21,153      15,529        4,885       1,648
Interest other than funding of purchase of auto loans. .    1,242          2,968        2,836         945          116          63
Amortization of debt placement . . . . . . . . . . . . .    1,213          4,967        1,204         696          415          87
Capitalized interest . . . . . . . . . . . . . . . . . .      --             --           --          --           --          --
                                                          -------     ------------ ------------ ----------- ------------ -----------

Total fixed charges. . . . . . . . . . . . . . . . . . .  $27,905       $ 43,535     $ 26,366     $17,784      $ 5,700      $1,927
                                                          -------     ------------ ------------ ----------- ------------ -----------
                                                          -------     ------------ ------------ ----------- ------------ -----------

Ratio of earnings to fixed charges . . . . . . . . . . .      --            --          4.64x       3.75x        2.06x       1.72x
Deficiency in earnings to fixed charges. . . . . . . . .  108,566        67,820          --          --           --          --

ADDITIONAL INFORMATION:
Net rental expense . . . . . . . . . . . . . . . . . . .  $ 6,636      $  6,957     $  3,520     $ 1,842      $   861      $  391
                                                          -------     ------------ ------------ ----------- ------------ -----------
                                                          -------     ------------ ------------ ----------- ------------ -----------
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(a)  Portion of rental deemed representative of interest equals one third of rental expense.